Exhibit 99.1

FOR IMMEDIATE RELEASE

Media: Julie Ketay, +1.312.558.8727

Analysts: Aaron Hoffman, +1.312.558.8739

SARA LEE CORPORATION PROVIDES UPDATE ON SALE OF ITS EUROPEAN BRANDED APPAREL BUSINESS

Negotiating sale of European branded apparel business with affiliate of Sun Capital Partners, Inc.; Consultation with employee representatives from appropriate works councils to begin

CHICAGO (Sept. 30, 2005) – Sara Lee Corporation (NYSE: SLE) announced today that it has entered into an exclusive negotiation period regarding the sale of its branded apparel business in Europe with an affiliate of Sun Capital Partners, Inc., a leading, U.S. private investment firm based in Boca Raton, Fla. As the parties further their discussions, Sara Lee will consult with employee representatives from the appropriate works councils regarding a potential sale.

Sara Lee Courtaulds, the U.K.-based division that manufactures private-label clothing for retailers, is not part of the potential sale. The company will continue to assess its options in regard to the Sara Lee Courtaulds business, which generated nearly $560 million in sales in fiscal year 2005, which ended July 2, 2005.

“The intended sale of the branded apparel business in Europe – which includes great brands such as Dim, Playtex, Wonderbra, Abanderado, Nur Die and Unno – is an important step toward simplifying our portfolio and focusing on growing our core food, beverage and household and body care businesses,” said Brenda C. Barnes, president and chief executive officer of Sara Lee Corporation. “We look forward to productive and collaborative discussions with the works councils associated with the European branded apparel business.”

Sara Lee’s apparel organization in Europe includes branded businesses in France, Germany, Italy, Spain, the United Kingdom and throughout Eastern Europe, and generated nearly $1.2 billion in sales in fiscal year 2005.

“Regardless of whether a proposed transaction with Sun Capital Partners is executed, we remain confident in our transformation plan, including our ability to return value to our shareholders through maintaining the fiscal year 2006 dividend and implementing our $2 billion share repurchase program as well as focusing on debt repayment and investment in our core businesses,” added Barnes.

Impairment Charges

Although a definitive sales agreement has not been executed, on Sept. 23, 2005, Sara Lee’s board of directors authorized management to negotiate and enter into a definitive agreement to sell the company’s European branded apparel business and, on Sept. 28, 2005, the company agreed to an exclusive negotiation period with an affiliate of Sun Capital Partners, Inc. (Sun).

During the quarter and year ended July 2, 2005, the company previously recognized an impairment loss of $305 million in the European apparel business, with $182 million related to goodwill and $123 million related to indefinite lived trademarks. As a result of differences between the potential transaction terms approved by the board of directors and other nonbinding bids previously received for the business, the company conducted another impairment review of the European apparel business and determined that an additional write down of the business was required. The potential transaction will result in the business being classified as held for sale, and an associated material impairment will be recognized in the company’s financial statements for the first quarter ending on Oct. 1, 2005. The exact amount of the impairment to be recognized will depend upon the terms of any definitive agreement entered into with Sun, Sara Lee’s investment in the business at the time of the sale and the amount of cash that Sara Lee receives at closing. The potential transaction reviewed by the board of directors includes contingent payments, which were not considered in determining the amount of the impairment charge.

However, based upon the company’s Sept. 3, 2005, financial statements, the impairment to be recognized in the first quarter of fiscal 2006 is expected to approximate $165 million and result in the remaining intangible assets and property of the business being written down to zero. The impairment charge to be recognized in fiscal 2006 will not result in the expenditure of cash and is incremental to the amounts disclosed in the Form 8-K filed by the company on July 20, 2005.

In addition, if the proposed transaction is executed, it is probable that the company will be required to fund certain pension obligations. Although the exact amount of cash to be contributed will depend upon the funded status of the plans and foreign exchange rates at a future period, the company previously estimated that the cash contribution could approximate $65 million. The wind up of these pension plans also may result in the purchase of annuities for the impacted employees and the future settlement of these obligations would likely result in a loss.

Forward-looking Statements

This news release contains forward-looking statements regarding the proposed sale of the company’s branded apparel business in Europe, the amount of the impairment charge expected to be recognized by the company in the first quarter of fiscal 2006 and statements preceded by terms such as “intends,”

“approximates” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, Sara Lee wishes to caution readers not to place undue reliance on any forward-looking statements.

Factors that could cause actual results to differ from such forward-looking statements include (i) Sara Lee has not signed a definitive sales agreement regarding the sale of its European branded apparel business, and the execution of a definitive sales agreement is subject to the company’s consultation with works councils associated with the European branded apparel business; (ii) consummation of the transaction will be subject to the satisfaction of the terms and conditions contained in any definitive sales agreement that is executed; (iii) the amount of the impairment charge recognized in the fiscal 2006 first quarter will depend upon the terms of any definitive sale agreement, the company’s investment in the European branded apparel business at the time of the sale and the amount of cash the company receives at closing; and (iv) the amount of the pension obligations Sara Lee will be required to fund will depend upon the funded status of the affected plans and foreign exchange rates at a future period.

In addition, Sara Lee’s actual results may also be affected by general factors, such as economic conditions, political developments, and interest and inflation rates. We have provided additional information in Sara Lee’s Form 10-K for fiscal 2005, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Profile

Sara Lee Corporation (www.saralee.com) is a Chicago-based global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. In February 2005, the company began executing a bold and ambitious multi-year plan to transform Sara Lee into a company focused on its food, beverage, and household and body care businesses around the world. As part of its transformation plan, Sara Lee will drive growth in its key categories via such strong brands as Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Senseo and its namesake, Sara Lee.

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